Exhibit 10.22

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is entered into as of November 29, 2022 (the “Effective Date”) by and between Jeffrey M. Goldberg (the “Executive”) and Aeglea BioTherapeutics, Inc., a Delaware corporation (together with its subsidiaries, the “Company”).

1.
Term of Agreement.

This Agreement shall terminate on the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination (the “Expiration Date”); provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

•
The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

•
The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

2.
Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 6, 9, and 10 below, Executive will be entitled to the following benefits:

(a)
Severance Benefits. The Company shall pay the Executive (i) twelve (12) months of base salary (the “Severance Period”) and (ii) one-hundred percent (100%) of the Executive’s annual target bonus (in each case, at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The severance benefits shall be paid through salary continuation in equal installments in accordance with the Company’s standard payroll procedures, with the initial payment to occur on the first payroll date following the sixtieth (60th) day following the Separation, with the first installment to include a catchup payment for amounts covering the period from the date of Separation through the first payment date.

(b)
Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the Severance Period or, if earlier, until Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer or until Executive is no longer eligible for COBRA benefits; provided, that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Executive had such payments commenced on the date of the Qualifying Termination. Notwithstanding the foregoing, the Company may elect at any time during the Severance Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Executive with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 2(b), less applicable tax withholdings.

(c)
Equity. Any outstanding Equity Awards, including Performance Awards, shall accelerate and become vested and exercisable as if an additional twelve (12) months of vesting had occurred to the then-unvested shares subject to the Equity Award. Performance Awards subject to performance-based vesting criteria as of the date of the Separation shall accelerate and become vested and exercisable as to the number of shares subject to such Performance Award that would have vested if Executive had completed an additional twelve (12) months of service following the date of Separation, provided, however, that the vesting of such performance-based awards shall be as if all applicable performance criteria were achieved at target levels during such 12-month period. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

3.
CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 6, 9, and 10 below, Executive will be entitled to the following benefits:

(a)
Severance Benefits. The Company shall pay the Executive the severance benefits set forth in Section 2(a) above for the Severance Period.

(b)
Continued Employee Benefits. The Company shall pay the Executive the continued employee benefits set forth in Section 2(b) above for the Severance Period or, if earlier, until Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer or until Executive is no longer eligible for COBRA benefits.

(c)
Equity.

i.
Acceleration. Each of Executive’s then outstanding Equity Awards, including Performance Awards, shall accelerate and become exercisable and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall lapse as to 100% of the then unvested shares underlying the Equity Award. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

4.
General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or entities or persons affiliated with the Company (and has agreed not to prosecute any legal action or other proceeding based upon any of such claims) in the form prescribed and to be provided to the Executive by the Company (the “Release”) and (ii) such Release has become effective (i.e., any rescission period applicable to the Executive’s executed Release has expired) on or before the 60th day following date of the Qualifying Termination or the CIC Qualifying Termination. If the Executive fails to return the Release on or before such deadline, or if the Executive revokes the Release, then the Executive will not be entitled to any severance payments or benefits described in Section 2 or Section 3, as applicable.

5.
Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment upon or following a

Change in Control (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law or Section 10 below, and to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.
Covenants.

(a)
Non-Competition. The Executive agrees that the benefits provided in this Agreement are granted in consideration for the ongoing promises and obligations of Executive under his employment agreement and any amendments thereto, including but not limited to Executive’s obligations concerning non-competition and non-solicitation.

(b)
Cooperation and Non-Disparagement. The Executive agrees that, during the Severance Period, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that following the date of Separation, he or she shall not in any way or by any means disparage the Company, its subsidiaries, or the members of their Board of Directors (the “Board”) or their officers and employees. The Company agrees reciprocally that, following the date of Separation, it will not in any way or by any means disparage the Executive.

7.
Definitions.

(a)
“Cause” means Executive’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes or is reasonably likely to cause material harm to the Company, (ii) material breach of any agreement between Executive and the Company, (iii) material failure to comply with the Company’s or its subsidiaries’ written policies or rules that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (iv) conviction of, or plea of “guilty” or “no contest” to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud under the laws of the United States or any state thereof, (v) willful misconduct that has caused or is reasonably likely to cause material injury to the Company, its successor, or its affiliates, or any of their business, (vi) commission of any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of dishonesty against the Company , (vii) failure to cooperate with the Company in any investigation or formal proceeding if the Company has requested Executive’s reasonable cooperation or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation, (viii) violation of any applicable federal, state or foreign statutes or laws that govern or regulate employment, pharmaceutical drugs or securities, including but not limited to the laws enforced by the federal Equal Employment Opportunity Commission, Department of Labor, Food and Drug Administration, Securities and Exchange Commission and Department of Justice, (ix) continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board or (x) willful or material violation of any of the Company’s written employment policies, including but not limited to a code of conduct or ethics, that have been provided to the Executive; provided that Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a thirty (30) day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause,” with the Company’s Board making the final determination whether Executive has cured any Cause.

(b)
“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Company’s 2016 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A- 3(i)(5)(v) or 1.409A-3(i)(5)(vii).

(d)
“CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement). In the case of a termination following a Potential Change in Control and before a Change in Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change in Control is consummated.

(e)
“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

(f)
“Good Reason” means, without the Executive’s consent, (i) a material reduction in the Executive’s level of responsibility and/or scope of authority, (ii) Executive’s removal as Chief Executive Officer of the Company (or if following a Change in Control, Executive is not appointed as, or is removed as, Chief Executive Officer of the combined company resulting from, or if applicable, the ultimate parent entity of the acquiring party in, such Change in Control), (iii) a reduction by more than 10% in Executive’s base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the Executive), or (iv) relocation of the Executive’s principal workplace by more than thirty-five (35) miles from Executive’s then current place of employment. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (f), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(g)
“Performance Awards” means Equity Awards that would otherwise vest only upon achievement of specific criteria other than the passage of time.

(h)
“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(i)
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

8.
Successors.

(a)
Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.
Golden Parachute Taxes.

(a)
Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i)

constitute a "parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

(b)
Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), Executive shall pay the Excise Tax.

10.
Miscellaneous Provisions.

(a)
Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)
Entire Agreement. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered, or may be offered on the Effective Date or thereafter, by the Company or its subsidiary, as applicable, to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.

(c)
Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, shall be settled by arbitration conducted before one arbitrator sitting in the State of Texas in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based and such determination shall be final and binding on the parties. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(d)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)
Administration; Waiver. This Agreement shall be administered by the Company’s Board or by the Board’s Compensation Committee (as applicable, the “Administrator”). The Administrator shall have authority to interpret this Agreement and apply its provisions, which determinations shall be binding on Executive. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)
Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund or other segregation of assets shall be required to be made to assure payment. To the extent that Executive acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of an unsecured creditor of the Company.

(h)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)
No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (other than its choice-of-law provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

AEGLEA BIOTHERAPEUTICS, INC.

/s/ Russell Cox

By: Russell Cox

Title: Chairman of the Board of Directors

/s/ Jeffrey Goldberg

Jeffrey Goldberg